VOICE MOBILITY INTERNATIONAL, INC.
107 – 645 Fort Street
Victoria, B.C.
V8W 1G2
www.voicemobility.com

TSX-V SYMBOL: VMY.H

NEWS RELEASE

Voice Mobility to raise $565,000 to complete purchase of Tagline Communications Inc.

VANCOUVER, BC, CANADA – February 2, 2011 – Voice Mobility International, Inc. (VMY.H, VMII and FWB: VMY), a Vancouver-based developer and provider of carrier and enterprise messaging solutions today announced that it has signed an agreement to raise $565,000 and complete the purchase of Tagline Communications Inc. (“TCI”).

With the closing of the licensing agreement of the UC250 technology to Applied Voice and Speech Technology (“AVST”), Voice Mobility has moved swiftly to position itself to complete its first transaction, ensuring the sustainability of VMY.

TCI is a unified communications platform supplying 800 numbers, Voice Recognition, Fax to Email, Auto Attendant and Conferencing functionality as its core feature set. TCI has a historically stable user base of Small and Medium Size Business Professionals as its user base, and generated annual revenue of $470,000 from recurring monthly usage fees last year. Life span per user is on average 4 years.

“This user profile is a perfect initial transaction to protect and enhance the operations of Voice Mobility – we are excited to be looking towards creating an updated offering with location based mobility centric Unified Communications Services at the core of the CaaS offering being developed alongside the licensing of the UC250 platform to AVST,” said Jay Hutton CEO of Voice Mobility.

The financing agreement will raise $565,000 through the issuance of a secured non-convertible debenture (the "Debenture").  A portion of the Debenture proceeds will be used to finance the acquisition of TCI, as originally disclosed in the Company's news release of August 24, 2010.  The balance of the proceeds will be used to repay current indebtedness. The Debenture is repayable 120 days from the date of issuance and bears interest at the rate of 12% per annum.  The Debenture will be secured by way of a charge over all of the present and after-acquired property and assets of the Company. Subject to approval of the TSX Venture Exchange, the Company will issue 2,260,000 common shares as additional consideration for the Debenture financing.

The TCI acquisition remains subject to regulatory approval.

For further information please contact Mr. Jay Hutton, Director, at 250-978-5051.

VOICE MOBILITY INTERNATIONAL, INC.
On behalf of the Board

"Jay Hutton"
Jay Hutton, Chairman

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This new release may contain forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in the management discussion and analysis section of our interim and most recent annual financial statement or other reports and filings with the TSX Venture Exchange and applicable Canadian securities regulations. We do not assume any obligation to update any forward-looking statements.